Exhibit 10.18
AMENDMENT TO
REDEMPTION AND STOCK PURCHASE AGREEMENT
     THIS AMENDMENT TO REDEMPTION AND STOCK PURCHASE AGREEMENT is made as of the 2nd day of September, 2005, by and between Thomas J. Belville (“T. Belville”) and Robert E. Belville (“R. Belville”) (T. Belville and R. Belville hereinafter sometimes referred to individually as “Seller” and collectively as “Sellers”), E-Rail Logistics, Inc. (“E-Rail”), a New York corporation (hereinafter referred to as “Buyer”), and Belville Mining Company, Inc., an Ohio corporation (hereinafter referred to as “BMC”).
RECITALS
     WHEREAS, on July 11, 2005, the parties entered into a Redemption and Stock Purchase Agreement (hereinafter the “July 11 Stock Purchase Agreement”);
     WHEREAS, the parties now wish to amend the July 11 Stock Purchase Agreement as provided herein; and
     NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby amend the July 11 Stock Purchase Agreement as follows:
     1. The first Whereas Clause of the July 11 Stock Purchase Agreement is revised to read as follows:
     “WHEREAS, T. Belville and R. Belville represent that each owns 636 shares of BMC’s common stock (1,272 shares total), $100 par value per share (the “Common Stock”) respectively, comprising 100% of the outstanding issued shares of BMC (the “Shares”); and”
     2. Section 1.2 of the July 11 Stock Purchase Agreement is revised to read as follows:
     “1.2 “Bank One Obligation” means the letter of Bank One, dated May 17, 2005 addressed to BMC and T. Belville, as amended by letters from Bank One dated August 11, 2005 and August 23, 2005, addressed to BMC, setting forth Bank One’s agreement to accept a single lump sum payment of $800,000 as full and final satisfaction of all amounts owed to it by BMC, T. Belville and R. Belville, and to accept a single lump sum payment of $40,000 as full and final satisfaction of the obligations of Thomas J. and Loretta Belville to Bank One, and to release all liens of Bank One against the Real Property and stock pledged as collateral, if received on or before September 2, 2005, as that letter agreement may be amended with the consent of the Buyer, and as reduced by the payment of $50,000 provided for in Section 4.1 of this Agreement, and as further reduced by two payments of $25,000 each made pursuant to the August 11, 2005 and August 23, 2005 Bank One letters, with the final settlement payment in the amount of $740,000.00 due on or before September 2, 2005.”
     3. Section 2 of the July 11 Stock Purchase Agreement is revised to read as follows:
“2. REDEMPTION AND SALE OF CORPORATE STOCK
     Upon the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein, at Closing (as defined in Section 5 hereof), (a) BMC agrees to redeem 81.596 percent (1,038 shares) of the Sellers’ Shares (the “Redemption Shares”) and Sellers agree to tender such interest in their Shares in redemption for the Redemption Price (as defined in Section 3 hereof), and (b) the Buyer agrees to purchase from the Sellers and the Sellers hereby agree to sell and transfer to the Buyer, all of Sellers’ remaining interest (18.404 percent, 234 shares) in the Shares (the “Sale Shares”) for the Purchase Price (as defined in Section 3 hereof), in each case free and clear of all liens, equities, encumbrances and claims of any kind and rights of any person.”
     4. Any and all references to the “Globe Hollow Tract” and/or to the “10 acre Globe Hollow Tract” in the July 11 Stock Purchase Agreement, including references to the Globe Hollow Tract contained in Sections 3.1(c), 4.6(a), and 7.1(h), are revised to mean the approximately 19 acre Globe Hollow Tract as further described in Exhibit G attached hereto.
     5. Section 3.1(c) of the July 11 Stock Purchase Agreement is revised to read as follows:
     “(c) At Closing, Buyer shall provide to Sellers a first mortgage on 700 unencumbered acres (hereinafter “Mortgage 1”), to be in the form attached hereto as Exhibit C, and a second mortgage on 800 acres remaining (hereinafter “Mortgage 2”) (with the first mortgage position to be held by Rollyson and Roshon as further provided herein), to be in the form attached hereto as Exhibit D, to secure both the Liquidating Note and Installment Note (the “Notes”) provided for in this Section. The Mortgages shall provide that any reduction in the amount of the Notes made based on a claim by Buyer that Sellers owe the Buyer any amount under Sellers’ indemnity under Article 10 hereof shall not constitute an event of default or other grounds for purposes of commencing or enforcing a foreclosure on the properties subject to

Mortgage 1 or Mortgage 2, unless and until it has been finally determined, either by written agreement of the parties, court decision, binding arbitration or other dispute resolution mechanism agreed to by the parties, that the amount of Sellers’ liability under Article 10 applied in reduction of the Notes (or any portion thereof) was incorrect, and BMC does not pay the amounts past due within 10 business days following such final decision. Notwithstanding the foregoing, the grant of Mortgages 1 and 2 are subject to the exception that an approximately 19 acre tract along Route 140, within the tract which is subject to a mortgage held by James H. and Genevieve Rollyson (the “Rollyson Mortgage”), known as the Globe Hollow Tract, where the Buyer is planning on the installation of a rail line, will be excluded from the Mortgages to secure the Notes, as noted in Section 4.6(a), as further described in Exhibit G, attached hereto.”
     6. Section 4.2 of the July 11 Stock Purchase Agreement is revised to read as follows:
     “4.2 Reclamation Obligations. On or about May 25, 2005, the Buyer paid Sellers the amount of $25,000 for use in performing and overseeing reclamation work on areas covered by the Permits. Such payment shall be applied to and reduce the corresponding reclamation debt of BMC itemized in Schedule 1.4 hereof. Sellers will present evidence to the Buyer that said $25,000 was expended to perform reclamation work on areas covered by the Permits. If any of the $25,000 for reclamation work remains unspent as of the Closing, the balance remaining shall be placed in the attorney escrow account of Thomas Klein and shall be disbursed from said escrow account upon the presentation of receipts or invoices to Thomas Klein and Buyer for the reclamation work performed pursuant to this section.”
     7. Section 5.1 of the July 11 Stock Purchase Agreement is revised to read as follows:
     “5.1. The closing of the redemption, sale and purchase of Shares pursuant to this Agreement (the “Closing”) shall take place at the offices of Best Title at 211 Center Street, Ironton, Ohio, on or before Friday, September 2, 2005, or such other time and date as the parties may mutually agree, including any extension requested by Buyer and approved by Bank One and Sellers (the “Closing Date”), with the transactions to be conducted at such closing becoming effective at the close of business on the Closing Date.”
     8. Section 5.5(a) of the July 11 Stock Purchase Agreement is revised to read as follows:

     “(a) Pay to the Sellers the Purchase Price in accordance with Section 3.3”
     9. Section 7.1(c) of the July 11 Stock Purchase Agreement is revised to read as follows:
          “c. Capitalization. The aggregate number of securities that BMC is authorized to issue is Two Thousand Five Hundred (2,500) shares of Common Stock of which One Thousand Two Hundred and Seventy Two (1,272) shares are issued and presently outstanding. Said issued and outstanding Shares are the sole securities (100%) of BMC issued and presently outstanding. The issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive, subscription or other rights or laws, and when sold, transferred and delivered to the Buyer in accordance with the terms of this Agreement, and will be free of all restrictions on transfer other than those arising under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. There are no other debt or equity securities of BMC outstanding and there is no outstanding option, warrant, right, call, subscription or other agreement or commitment to which either of the Sellers or BMC is a party which (i) calls for the issuance, sale, pledge or other disposition of any shares of BMC common stock, including the Shares, or any securities convertible or exchangeable into, or other rights to acquire, any shares of BMC common stock, (ii) obligates any Seller to grant, offer or enter into any of the foregoing, or (iii) relates to the voting, transfer or control of the Shares. There are no agreements, contracts, obligations or undertakings (written or oral) to which either the Sellers or BMC is a party (or by which either of them are bound) relating to the issuance, sale or transfer of any securities of BMC.”
     10. The Parties state that the Schedules and Exhibits referenced in the July 11, 2005 Agreement have been completed by Sellers and/or BMC and the Parties waive the July 15, 2005 deadline contained in Section 12.1 of the July 11, 2005 Agreement for preparation of said Schedules and Exhibits.
     11. Schedule 1.6 is revised per the attached Schedule 1.6 Revised 9-2-2005, removing the Plibrico Lease from the schedule of properties.
     12. Pursuant to Section 5.2 of the July 11, 2005 Agreement, at Closing the Buyer will transfer to Best Title Agency, Inc., Thomas Klein, the closing agent, sufficient funds to pay the Liabilities set forth in revised Schedule 5.2 and the Settlement Statement prepared by Best Title Agency, Inc. (the “Pay At Closing Obligations”). Certain of the Pay At Closing

Obligations may be reduced prior to payment and some of the creditors listed on the Pay At Closing Obligations listing have not been located. The parties agree that Best Title shall retain in escrow (hereinafter the “Pay at Closing Escrow”) any balance remaining from the funds provided for the Pay At Closing Obligations and any amounts that are not paid from escrow after 60 days shall be returned to the Buyer. Best Title shall provide an accounting to both Buyer and Sellers of payments from the Pay at Closing Escrow and an accounting of any balance remaining that is returned to Buyer. The amount of the balance returned to the Buyer from the Pay at Closing Escrow shall be added to the principal amount of the Installment Note
     IN WITNESS WHEREOF, the parties have executed this AMENDMENT on the day and year first written above.

SELLERS:

THOMAS J. BELVILLE

ROBERT E. BELVILLE

BMC: BELVILLE MINING COMPANY, INC.

By: THOMAS J. BELVILLE
Title: President

BUYER: E-RAIL LOGISTICS, INC.

By: ANDREW H. KAUFMAN
Title: President